EXHIBIT 4.1

DESCRIPTION OF REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Helen of Troy Limited (the “Company,” “our” and “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary of the terms of our common stock is based upon our Memorandum of Association (the “Memorandum”) and our Amended and Restated Bye-Laws (the “Bye-Laws”). This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Memorandum and our Bye-Laws, which are incorporated by reference to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Memorandum, our Bye-Laws and the applicable provisions of the Companies Act 1981 (Bermuda), as amended (the “Act”), for more information.

DESCRIPTION OF CAPITAL STOCK

Authorized Shares of Capital Stock

The authorized share capital of the Company is 50,000,000 common shares, par value $0.10 per share (“Common Stock”), and 2,000,000 preference shares, par value $1.00. Please refer to the cover of our Annual Report on Form 10-K for the number of shares of Common Stock outstanding. There are no preference shares currently outstanding.

Stock Exchange Listing

Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “HELE.”

Voting Rights

In general, and except as provided below, a shareholder who is present in person and entitled to vote at an annual general meeting is entitled to one vote on a show of hands regardless of the number of shares he or she holds. On a poll, the method by which we have conducted our previous annual general meetings, each shareholder having the right to vote, who is present in person or by proxy, is entitled to one vote for each share of Common Stock. A poll may be requested by:

•	the chairman of the meeting;

•	at least three shareholders present in person or represented by proxy;

•
any shareholder or shareholders present in person or represented by proxy and holding between them not less than one-tenth (10%) of the total voting rights of all the shareholders having the right to vote at such meeting; or

•
any shareholder or shareholders present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

Subject to the Act and the Bye-Laws, a director will, except in a contested election, be elected by the affirmative votes of a majority of the votes cast in accordance with the Bye-Laws in favour of such nominee by the shareholders entitled to vote in the election. In a contested election, a director will be elected by a plurality of the votes cast in accordance with the Bye-Laws in favor of such nominee by the shareholders entitled to vote in the election. A contested election is defined as the situation in which the number of director nominees exceeds the number of positions on the Company’s Board of Directors (the “Board”) by election at that general meeting.

Our Bye-Laws provide that any questions posed for the consideration of the shareholders will be decided by the affirmative votes of a majority of the votes cast in accordance with the Bye-Laws and in the case of an equality of votes, the resolution will fail. No shareholder is (unless otherwise entitled under the Act) entitled to vote at any general meeting unless such shareholder has paid all the calls on all shares held by such shareholder.

The Bye-Laws do not provide for cumulative voting.

Dividends

Subject to the prior rights of any outstanding preference shares, holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by the Board. Such dividend may be paid in cash or wholly or partly in specie, in which case the Board may fix the value for distribution in specie of any assets.

Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that:

•	the company is, or would be, after the payment is made, unable to pay its liabilities as they become due; or

•	the realizable value of the company’s assets would be less than its liabilities.

Variation of Rights

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths (75%) of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Rights of Repurchase / Redemption / Sinking Fund

The Company may purchase its own shares for cancellation or acquire them as Treasury Shares (as defined in the Bye-Laws) in accordance with the Act and on such terms as the Board shall think fit. The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

The Common Stock does not have sinking-fund provisions.

Pre-Emptive Rights

Under Bermuda law, unless otherwise provided in a company’s Bye-Laws, shareholders of a company are not entitled to pre-emptive rights. Our Bye-Laws do not provide for pre-emptive rights.

Call on Shares

The Board may make such calls as it thinks fit upon the shareholders in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such shareholders (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, at the discretion of the Board, the shareholder may be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment.

The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

Preferences

Our Board may, subject to the Bye-Laws or a resolution of the shareholders to the contrary, from time to time, direct the issuance of preference shares in one or more classes and is authorized to fix or alter by resolution or resolutions, the designations, preferences and relative participating, optional or other special rights of the shares of each such class and the qualifications, limitations or restrictions thereon, including but not limited to, determination of the dividend rights, dividend rates, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of any wholly unissued class of preference shares and the number of shares constituting any such class and the designation thereof or any of them; and to increase or decrease the number of shares of any class subsequent to the issue of shares of such class then outstanding. In case the number of shares of any class shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares in such class.

It is not possible to state the actual effect of the issuance of any preference shares upon the rights of holders of our Common Stock until the Board determines the specific rights of the holders of that series. However, the effects might include, among other things:

•	restricting dividends on Common Stock;

•	diluting the voting power of Common Stock;

•	impairing the liquidation rights of Common Stock; or

•	delaying or preventing a change in control of the Company without further action by the shareholders.

There are no preference shares currently outstanding.

Rights of Inspection

Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include:

•	our Memorandum;

•	any amendment to our Memorandum; and

•	the register of directors of the Company.

Additionally, our shareholders have the right to inspect our minutes of our annual general meeting and the audited annual financial statements, which, subject to the Bye-Laws, must be presented at the annual general meeting.

The Register of Members (as defined in the Bye-Laws) is open to inspection by shareholders or members of the public without charge at the registered office of the Company every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Advance Notice Provisions

Generally, for director nominations to be made at an annual general meeting or special general meeting by a shareholder, the shareholder must provide timely notice in writing and in proper form to the Secretary of the Company at the Company’s principal executive offices. With respect to an annual general meeting, a shareholder’s notice of a director nomination would be timely if the notice is received by the Secretary at the principal executive offices of the Company not less than 60 and not more than 90 days prior to the date of the annual general meeting. With respect to a special general meeting, a shareholder notice of a director nomination is timely if it is given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made. In no event shall an adjournment, or postponement of a general meeting for which notice has been given commence a new time period for the giving of a shareholder of record’s notice.

Generally, for business to be properly brought before an annual general meeting or special general meeting by a shareholder, the business must be a proper matter for shareholder action under applicable law and the shareholder must provide timely notice in writing and in proper form to the Secretary of the Company at the Company’s principal executive office. With respect to an annual general meeting, a shareholder’s notice would be timely if the notice is received by the Secretary at the principal executive offices of the Company not less than 60 and not more than 90 days prior to the date of the annual general meeting. With respect to a special general meeting, a shareholder notice is timely if it is given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made. In no event shall an adjournment, or postponement of a general meeting for which notice has been given commence a new time period for the giving of a shareholder of record’s notice.

Our Bye-Laws set forth the information that must be furnished to the Secretary of the Company in order for any such notice to be proper.

Board of Directors

The Board will consist of not less than two directors and not more than a maximum number as the Board may from time to time determine.

Each director is elected for a term of one year or until their successors are elected or appointed, unless they resign or are earlier removed from office pursuant to our Bye-Laws. If there is a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any director or as a result of an increase in the size of the Board, the Board or, subject to our Bye-Laws, the shareholders in a general meeting, shall have the power to appoint any person as a director to fill the vacancy on the Board.

Subject to our Bye-Laws, the shareholders entitled to vote for the election of directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a director, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and be served on such director not less than 60 days before the meeting and at such meeting the director shall be entitled to be heard on the motion for such director’s removal. If a director is removed from the Board at a special general meeting, the shareholders may fill the vacancy at the meeting at which such director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

Transfer of Shares

The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda have been obtained.

Certain Anti-Takeover Provisions / Change in Control

Our Bye-Laws contain certain provisions that may impede or delay an unsolicited takeover of the company under certain circumstances. For example, under our Bye-Laws:

•
only upon the affirmative vote or the written consent of the holders of shares holding at the date of the resolution or consent as the case may be not less than sixty six and two thirds percent of the paid up share capital of the Company will the Board have the power to sell, lease or exchange all the property and assets of the Company;

•
our Board, subject to the Bye-Laws or to a resolution of the shareholders to the contrary, is permitted to issue preference shares, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights thereon. The rights of the preference shares may supersede the rights of Common Stock;

•	our Board is authorized to expand its size and fill vacancies; and

•	shareholders cannot act by written consent unless the consent is unanimous.

Liquidation Rights

If the Company is to be wound up, the liquidator may, with the sanction of a resolution of the shareholders, divide amongst the shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, however, no shareholder will be compelled to accept any shares or other securities or assets whereon there is any liability.

Limitations on Liability and Indemnification of Officers and Directors

Section 98 of the Act (“Section 98”) provides generally that we, as a Bermuda company, may indemnify our directors, officers and auditors against any liability which by virtue of any rule of law would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such officer, director or auditor may be guilty in relation to us. Section 98 further provides that we may indemnify our directors, officers and auditors against any liability incurred against them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Act.

We have adopted provisions in our Bye-Laws that provide that we will indemnify our officers and directors to the maximum extent permitted under the Act. We have also entered into indemnity agreements with each of our directors and officers that provide them with the maximum indemnification allowed under our Bye-Laws and the Act.

The Act and our Bye-Laws also permit us to purchase and maintain insurance for the benefit of our officers and directors covering certain liabilities. We maintain a policy of officers’ and directors’ liability insurance for the benefit of our officers and directors.

Discontinuance/Continuation

Under Bermuda law, an exempted company may be discontinued in Bermuda and continued in a jurisdiction outside Bermuda as if it had been incorporated under the laws of that other jurisdiction. The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

Amendment of Bye-Laws

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made until the same has been approved by a resolution of the Board and by a resolution of the shareholders.